Exhibit 23.5

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the incorporation by reference of our firm in this Registration Statement on Form S-4 and all appendixes, exhibits, and attachments thereto (including the related prospectus) filed by Santa Maria Energy Corporation. We also consent to the use of our evaluation of their reserves and reserves present value as of December 31, 2012 and December 31, 2013 for Santa Maria Energy, LLC and its predecessors (the “Registration Statement”). We also consent to all references to our firm in the prospectus included in such Registration Statement, including under the heading “Experts.”

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Danny D. Simmons
Danny D. Simmons, P.E. President and Chief Operating Officer

Houston, Texas

March 12, 2014